EXHIBIT 99.2

Catheter Precision, Inc. Announces Closing of $3.6 Million Underwritten Public Offering and Exercise of Overallotment Option

FORT MILL, SC / ACCESSWIRE / September 3, 2024 / Catheter Precision, Inc. (NYSE American: VTAK), a U.S.-based innovative medical device company, today announced the closing of its previously announced public offering of 805,900 common stock units, including 458,623 common stock units issued upon exercise of the underwriters’ over-allotment option, priced at a public offering price of $1.00 per unit, and 2,773,000 pre-funded warrant units, priced at a public offering price of $0.9999 per unit. Each common stock unit and pre-funded warrant unit consists of one share of common stock (or, in lieu of common stock, a pre-funded warrant to purchase one share of common stock at an exercise price of $0.0001), one warrant to purchase one share of common stock that expires on the six month anniversary of the date of issuance (a "Series H Warrant"), one warrant to purchase one share of common stock that expires on the eighteen month anniversary of the date of issuance (a "Series I Warrant"), and one warrant to purchase one share of common stock that expires on the five year anniversary of the date of issuance (a "Series J Warrant"). The exercise price for each of the Series H Warrant, Series I Warrant and Series J warrant is $1.00 per share. The warrants are fixed priced and do not contain any variable pricing features. The securities comprising the units and pre-funded units were immediately separable and were issued separately.

Ladenburg Thalmann & Co. Inc. acted as the sole book-running manager.

The securities described above were offered pursuant to registration statements on Form S-1 (File Nos. 333-279930 and 333-281849), which were declared effective by the United States Securities and Exchange Commission ("SEC") on August 29,2024 and August 30, 2024. The offering was made solely by means of a prospectus. A final prospectus relating to the offering was filed with the SEC on September 3, 2024, and is available on the SEC's website located at http://www.sec.gov. Copies of the final prospectus can be obtained at the SEC's website at http://www.sec.gov or from Ladenburg Thalmann & Co. Inc.  Electronic copies of the final prospectus relating to the offering may be obtained, when available, from Ladenburg Thalmann & Co. Inc., 640 Fifth Avenue, 4th Floor, New York, New York 10019, or by telephone at (212) 409-2000, or by email at prospectus@ladenburg.com. This press release does not constitute an offer to sell or the solicitation of an offer to buy, nor will there be any sales of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.

About Catheter Precision

Catheter Precision is an innovative U.S.-based medical device company bringing new solutions to market to improve the treatment of cardiac arrhythmias. It is focused on developing groundbreaking technology for electrophysiology procedures by collaborating with physicians and continuously advancing its products.

At the Company

David Jenkins

973-691-2000

IR@catheterprecision.com

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